NEW BUFFALO SAVINGS BANK
CHANGE IN CONTROL AGREEMENT

This AGREEMENT (“Agreement”) is hereby entered into as of the 29th day of October, 2015, (the “Effective Date”), by and between NEW BUFFALO SAVINGS BANK (the “Bank”) and RUSSELL DAHL (“Executive”).  When used in this Agreement, any reference to “Company” shall refer to NEW BANCORP, INC.

WHEREAS, the Bank recognizes the importance of Executive to the Bank’s operations and wishes to protect Executive’s position with the Bank in the event of a change in control of the Bank or the Company for the period provided for in this Agreement; and

WHEREAS, Executive and the Board of Directors of the Bank (the “Board of Directors”) desire to enter into this Agreement setting forth the terms and conditions of payments potentially due to Executive in the event of a change in control of the Bank and the related rights and obligations of each of the parties to this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereby agree as follows:

1.	Term of Agreement.

(a)           The term of this Agreement will begin as of the Effective Date and will continue for a period of twenty-four (24) full calendar months thereafter.  On the first day of January each year (the “Renewal Date”), beginning with the first January 1 following the Effective Date, this Agreement shall renew for an additional year such that the remaining term shall again be twenty-four (24) full calendar months provided, however, that the Board of Directors shall at least thirty (30) days before the Renewal Date conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend this Agreement.  The Board of Directors shall give Executive notice of its decision whether or not to renew this Agreement at least ten (10) days prior to the Renewal Date.

(b)           Notwithstanding anything in this Section 1 to the contrary, except as otherwise provided for in Section 3(a) of this Agreement, this Agreement shall terminate if Executive’s employment with the Bank terminates for any reason prior to a Change in Control.

2.           Definitions.  In addition to the other definitions contained elsewhere in this Agreement, the following definitions shall apply.

(a)           For purposes of this Agreement, a Change in Control shall mean the occurrence of any of the following events:

(i)           Merger:  The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii)           Acquisition of Significant Share Ownership:  There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)           Change in Board Composition:  Individuals who constitute the Company’s or the Bank’s Board of Directors on the Effective Date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall be considered, for purposes of this clause (iii), as though he or she was a member of the Incumbent Board; or

(iv)           Sale of Assets:  The Company or the Bank sells to a third party all or substantially all of its assets.

(b)           Involuntary Termination for Just Cause.  For purposes of this Agreement, termination of Executive’s employment shall be considered an involuntary termination for Just Cause if Executive shall have been terminated because of Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

No act, or failure to act, on Executive’s part shall be considered “willful” unless Executive has acted, or failed to act, with an absence of good faith and without reasonable belief that Executive’s action or failure to act was in the best interest of the Bank.

(c)           Voluntary Termination with Good Reason.  For purposes of this Agreement, a termination by Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (i) and (ii) are satisfied:

(i) A voluntary termination by Executive shall be considered a voluntary termination with Good Reason if any of the following occur without Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without Executive’s advance written consent:

(A)           the failure to elect or reelect or to appoint or reappoint Executive to a senior executive position;

(B)           a material change in Executive’s functions, duties, or responsibilities with the Bank, which change would cause Executive’s position to become one other than that of a senior executive officer;

(C)           a relocation of Executive’s principal place of employment by more than 30 miles from the main office of the Bank;

(D)           a material reduction in the pay or benefits of Executive from those being provided as of the Effective Date, other than a reduction that is part of a Bank-wide reduction in pay or benefits;

(E)           a liquidation or dissolution of the Company or the Bank, other than a liquidation or dissolution which does not affect the status of Executive; or

(F)           a material breach of this Agreement by the Bank.

(ii)           Upon the occurrence of any event described in clause (i) above, Executive shall have the right to elect to terminate his employment by resignation upon not less than thirty (30) days prior written notice of termination, given within ninety (90) days after the event giving rise to said right to elect.  Notwithstanding the preceding sentence, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights under this Agreement by virtue of the fact that Executive has submitted his resignation but has remained in the employ of the Bank, provided Executive is engaged in good faith discussions to resolve the occurrence of any event described in clause (i) above.  During this thirty (30) day period, the Bank shall have the right to cure the Good Reason, and in the event that the Bank cures said Good Reason, Executive shall no longer have the right to terminate and receive a payment under this Agreement.

3.           Termination Benefits.

 (a)           Cash benefit.  If Executive’s employment is terminated involuntarily but without Cause or voluntarily but with Good Reason, in either case at any time during the term of this Agreement and following a Change in Control, the Bank shall make a lump-sum payment to Executive in cash in an amount equal to two (2) times Executive’s base salary (at the rate in effect immediately prior to the Change in Control or, if higher, the rate in effect at the time Executive terminates employment).  Unless a delay in payment is required under Section 16 of this Agreement, the payment required under this Section 3(a) shall be made within five (5) business days after Executive’s termination of employment.  If Executive’s employment is terminated involuntarily but without Just Cause before the Change in Control occurs but after the Bank or the Company has entered into an agreement to effect a transaction that would constitute a Change in Control, then this Agreement shall not terminate and, for purposes of this Agreement, Executive’s employment shall be deemed to have terminated immediately after the Change in Control and, unless delay is required under Section 16 of this Agreement, Executive shall be entitled to the cash benefit under this Section 3(a) within five (5) business days after the Change in Control.

(b)           Continued Benefits.  If Executive becomes entitled to the cash benefit under Section 3(a) of this Agreement, the Bank shall also continue to provide to Executive and his covered dependents non-taxable medical and life insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive and his dependents immediately prior to Executive’s termination under the same cost-sharing arrangements that apply for active employees of the Bank as of Executive’s date of termination.  This continued coverage shall cease twenty-four (24) months from Executive’s date of termination.  The period of continued health coverage required by Section 4980B(f) of the Code shall run concurrently with the coverage period provided under this Section 3(b).  If the Bank cannot provide the benefits set forth in this Section 3(b) because Executive is no longer an employee, applicable rules and regulations prohibit the benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of the benefits or the value of the remaining benefits at the time of the determination.  The cash payment shall be made in a lump sum within thirty (30) days after the later of Executive’s date of termination of employment or the effective date of the rules or regulations prohibiting the benefits or subjecting the Bank to penalties.

4.           Termination for Which No Benefits Are Payable.  Despite anything in this Agreement to the contrary, Executive shall not be entitled to benefits under this Agreement if Executive’s employment terminates for Just Cause or if Executive dies while actively employed by the Bank.

5.           Limitation of Benefits under Certain Circumstances.  In no event shall the aggregate payments or benefits to be made or afforded to Executive under this Agreement, either as a stand-alone benefit or when aggregated with other payments to or for the benefit of Executive that are contingent on a Change in Control (the “Termination Benefits”), constitute an “excess parachute payment” under Section 280G of the Code, or any successor thereto, and in order to avoid such a result, the Termination Benefits will be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Section 280G of the Code.  In the event a reduction is necessary, Executive shall be entitled to determine which benefits or payments shall be reduced or eliminated so the total parachute payments do not result in an excess parachute payment.  If Executive does not make this determination within five (5) business days after receiving a written request from the Bank (or by the time benefits or payments are due hereunder, if later), the Bank may make such determination, and shall notify Executive promptly thereof.  In the event it is determined that permitting Executive or the Bank to make the determination regarding the form or manner of reduction would violate Section 409A Code, the reduction shall be made first from the cash severance provided for under Section 3(a) of this Agreement.

6.           This Agreement Is Not an Employment Contract.  The parties to this Agreement acknowledge and agree that (i) this Agreement is not an employment agreement and (ii) nothing in this Agreement shall give Executive any rights or impose any obligations to continued employment by the Bank, the Company, or any subsidiary or successor of the Bank.

7.           Withholding of Taxes.  The Bank may withhold from any payments or benefits payable under this Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation, or ruling.

8.           Successors and Assigns.

(a)           This Agreement shall be binding upon the Bank and any successor to the Bank, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Bank by purchase, merger, consolidation, reorganization, or otherwise, but this Agreement and the Bank’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Bank.  By agreement in form and substance satisfactory to Executive, the Bank shall require any successor to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform under this Agreement in the same manner and to the same extent the Bank would be required to perform had no succession occurred.

(b)           This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c)           This Agreement is personal in nature.  Without written consent of the other party, neither party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided in this Section 8.  Without limiting the generality of the foregoing, Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by Executive’s will or by the laws of descent and distribution.  If Executive attempts an assignment or transfer that is contrary to this Section 8, the Bank shall have no liability to pay any amount to the assignee or transferee.

9.           Notices.  Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by certified or registered mail, postage prepaid and properly addressed in a sealed envelope, delivered by a reputable overnight delivery service, or sent by facsimile.  Unless otherwise changed by notice, notice shall be properly addressed to Executive if addressed to the address of Executive on the books and records of the Bank at the time of the delivery of the notice, and properly addressed to the Bank if addressed to the Board of Directors at the Bank’s executive offices.

10.           Captions and Counterparts.  The headings and subheadings in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

11.           Amendments and Waivers.  No provision of this Agreement may be modified, waived, or discharged unless the waiver, modification, or discharge is agreed to in a writing signed by Executive and by the Bank.  No waiver by either party hereto at any time of any breach by the other party hereto or waiver of compliance with any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.           Severability. If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provisions of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

13.           Governing Law. This Agreement shall be governed by the laws of the State of Michigan, without regard to its conflict of law principles, unless superseded by federal law or otherwise specified herein.

14.           Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and Executive concerning the subject matter.  No rights are granted to Executive under this Agreement other than those specifically set forth in this Agreement.  No agreements or representations, oral or otherwise, expressed or implied concerning the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.  This Agreement supersedes and replaces in its entirety any prior severance or employment agreement between the Bank and Executive.

15.           No Mitigation Required.  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of Executive hereunder or otherwise.

16.           Internal Revenue Code Section 409A.

(a) This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code.  If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Executive under Section 409A of the Code, then the payment or benefit shall be provided in full at the earliest time thereafter when the sanctions will not be imposed.  For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of the term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs.  To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, the provision will be deemed null and void to the extent permitted by applicable law, and any amount will be payable in accordance with Section 16(b) of this Agreement.  In no event shall Executive, directly or indirectly, designate the calendar year of payment.

(b)           If, when separation from service occurs, Executive is a “specified employee” within the meaning of Section 409A of the Code, and if the cash severance payment under Section 3(a) of this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) or the “separation pay exception” under Treasury Section 1.409A-1(b)(9)(iii)), the Bank will make the maximum severance payment possible in order to comply with an exception from the six month requirement and make any remaining severance payment under Section 3(a) of the Agreement to Executive in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

(c)           References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

17.           Required Provisions.  In the event any of the foregoing provisions of this Agreement conflict with the terms of this Section 17, this Section 17 shall prevail.

(a)           The Bank may terminate Executive’s employment at any time, but any termination by the Board of Directors other than Termination for Just Cause as defined in Section 2(b) of this Agreement shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after Termination for Just Cause.

(b)           If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) [12 USC §1818(e)(3)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act (the “FDI Act”), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)           If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) [12 USC §1818(e)(4)] or 8(g)(1) [12 USC §1818(g)(1)] of the FDI Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)           If the Bank is in default as defined in Section 3(x)(1) [12 USC §1813(x)(1)] of the FDI Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)           All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Comptroller of the Currency (the “Comptroller”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 USC §1823(c)] of the FDI Act; or (ii) by the Comptroller or his or her designee at the time the Comptroller or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)           Any payments made to Executive pursuant to this Agreement or otherwise are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any rules and regulations promulgated thereunder, including 12 C.F.R. Part 359, and to the extent applicable, 12 C.F.R. §563.39.

[signature page follows]

SIGNATURES

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement effective as of the 29th day of October, 2015.

Attest:	NEW BUFFALO SAVINGS BANK

/s/ Joseph Migely	By: /s/ Jeffrey L. Vickers
Chairman of the Board of Directors

Attest:	EXECUTIVE

/s/ Joseph Migely	/s/ Russell Dahl
Russell Dahl
Chief Financial Officer